PRESS ADVISORY - IMMEDIATE RELEASE

CONTACT:     Mary Ellen Fitzpatrick
Senior Vice President/Corporate Communications
Enterprise Bank
978-656-5520
Maryellen.fitzpatrick@ebtc.com

DATE:        September 18, 2013

CHAIRMAN OF THE BOARD GEORGE L. DUNCAN
ANNOUNCES THE APPOINTMENT OF JOHN A. KOUTSOS
TO ENTERPRISE BANK'S BOARD OF DIRECTORS AND TO
ITS HOLDING COMPANY, ENTERPRISE BANCORP, INC.

Effective September 17, 2013, John A. Koutsos was elected to the Board of Directors of both Enterprise Bancorp, Inc and Enterprise Bank and Trust Company. A lifelong resident of Nashua, New Hampshire, Mr. Koutsos is a third generation owner and operator of Alec's Shoe Store, Inc. located in downtown Nashua. Alec's Shoes is recognized as a leader in its industry, having received Retailer of the Year Awards from both the New Hampshire Retail Merchants Association and the Boston Shoe Travelers Association. Mr. Koutsos graduated from the University of New Hampshire's Whittemore School of Business and Economics. Active in local affairs, Mr. Koutsos currently serves on the City of Nashua's Downtown Improvement Committee and the Board of The Village Network at Life Coping.

Chairman Duncan commented that, "John Koutsos is a well-respected business and community leader who will prove a great asset to the Bank as we further expand our footprint in the Southern New Hampshire market. As a retail business owner, he brings additional insight and personal perspective in the commercial banking field that will be a tremendous asset to the bank in the years ahead."

Soon to celebrate its 25th anniversary in business on January 3, 2014, Enterprise Bank has 21 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough, and Westford and in the New Hampshire towns of Derry, Hudson, Pelham and Salem. The Company is also completing construction on its new Nashua, NH office which is scheduled to open in the fourth quarter of 2013. As of 6/30/13, Enterprise Bancorp, Inc. reported total assets of $1.75 billion with total assets under management amounting to $2.44 billion.

Enterprise Bancorp, Inc. is listed on the NASDAQ Global Market under the stock symbol “EBTC.” For further information on Enterprise Bank, log on to our web site at EnterpriseBanking.com.